UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 19, 2010

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company (A Delaware Corporation) 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308 (404) 506-5000	58-0690070

1-6468	Georgia Power Company (A Georgia Corporation) 241 Ralph McGill Boulevard, N.E. Atlanta, Georgia 30308 (404) 506-6526	58-0257110

The names and addresses of the registrants have not changed since the last report.

This combined Form 8-K is filed separately by two registrants: The Southern Company and Georgia Power Company.  Information contained herein relating to each registrant is filed by each registrant solely on its own behalf.  Each registrant makes no representation as to information relating to the other registrant.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

See MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “State PSC Matters – Georgia Power Retail Regulatory Matters – Rate Plans” of The Southern Company (“Southern Company”), MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “Georgia PSC Matters – Rate Plans” of Georgia Power Company (“Georgia Power”) and Note (B) under “State PSC Matters – Georgia Power – Rate Plans” to the Condensed Financial Statements of Southern Company and Georgia Power in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 for information regarding Georgia Power’s retail base rate proceeding with the Georgia Public Service Commission (the “Georgia PSC”).  For additional information, see MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “PSC Matters – Georgia Power” of Southern Company and MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “PSC Matters – Rate Plans” of Georgia Power in Item 7 and Note 3 to the financial statements of Southern Company and Georgia Power under “Retail Regulatory Matters – Georgia Power – Retail Rate Plans” and “Retail Regulatory Matters – Rate Plans,” respectively, in Item 8 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

On November 19, 2010, Georgia Power filed its rebuttal testimony with the Georgia PSC in connection with its base rate case.  The rebuttal testimony includes a settlement agreement (the “Settlement Agreement”) among Georgia Power, the Georgia Public Service Commission’s Public Interest Advocacy Staff (the “Staff”), and the Commercial Group (the “Stipulating Parties”) implementing an Alternate Rate Plan effective January 1, 2011 and continuing through December 31, 2013 (the “2010 ARP”).  Under the terms of the Settlement Agreement, effective January 1, 2011, Georgia Power would (1) increase its traditional base tariff rates by approximately $347.2 million; (2) collect an additional $31.6 million through its Demand-Side Management (“DSM”) tariffs; (3) collect an additional $167.8 million through its Environmental Compliance Cost Recovery (“ECCR”) tariff; and (4) collect an additional 2.16% of the Company’s total revenues (or $15.7 million), through the Municipal Franchise Fee (“MFF”) tariff, for a total increase in base revenues of approximately $562.3 million.  The estimated impact of the Settlement Agreement to the typical residential customer would be an increase of approximately $10.76 per month effective January 1, 2011.

Under the terms of the Settlement Agreement, no separate Certified Capacity Cost Recovery tariff would be created.  However, the following additional rate adjustments would be made to Georgia Power’s tariffs in 2012 and 2013:

•	Effective January 1, 2012, the DSM tariffs would increase by $16.8 million;
•
Effective April 1, 2012, the traditional base tariffs would be increased to recover the revenue requirements for the lesser of actual capital costs incurred or the amounts certified by the Georgia PSC for Plant McDonough Units 4 and 5 for the period from commercial operation through December 31, 2013;

•	Effective January 1, 2013, the DSM tariffs would increase by $17.9 million;
•
Effective January 1, 2013, the traditional base tariffs would be increased to recover the revenue requirements for the lesser of actual capital costs incurred or the amounts certified by the Georgia PSC for Plant McDonough Unit 6 for the period from commercial operation through December 31, 2013; and

•	The MFF tariff would increase consistent with these adjustments.

Georgia Power currently estimates these adjustments would result in base revenue increases of approximately $189.7 million in 2012 and $92.6 million in 2013, representing increases of approximately $3.08 per month and $1.48 per month for the typical residential customer in 2012 and 2013, respectively.

Under the Settlement Agreement, Georgia Power’s retail return on common equity (“ROE”) would be set at 11.15%, and earnings would be evaluated against a retail ROE range of 10.25% to 12.25%. Two-thirds of any earnings above 12.25% would be directly refunded to customers, with the remaining one-third retained by Georgia Power.  There would be no recovery of any earnings shortfall below 10.25% on an actual basis and no separate Adjustable Cost Recovery tariff would be created.  However, if at any time during the term of the 2010 ARP, Georgia Power projects that its retail earnings will be below 10.25% for any calendar year, it may petition the Georgia PSC for the implementation of an Interim Cost Recovery (“ICR”) tariff that would be used to adjust Georgia Power’s earnings back to a 10.25% ROE.  The Georgia PSC would have 90 days to rule on Georgia Power’s request.  The ICR tariff would expire at the earlier of January 1, 2014 or the end of the calendar year in which the ICR tariff becomes effective.  In lieu of requesting implementation of an ICR tariff, or if the Georgia PSC chooses not to implement the ICR, Georgia Power may file a full rate case.

While the Stipulating Parties are seeking support of the Settlement Agreement from all parties in the matter, Georgia Power’s retail base rate proceeding will continue on its current schedule.  Hearings on the rebuttal testimony of Georgia Power are scheduled to begin December 1, 2010, with a vote by the Georgia PSC scheduled for December 21, 2010.  Any agreement with respect to Georgia Power’s retail base rate proceeding must be approved by the Georgia PSC. Accordingly, the terms of the Settlement Agreement are subject to change and the terms of any final agreement approved by the Georgia PSC may differ materially from the terms of the Settlement Agreement.  The ultimate outcome of this matter cannot be determined at this time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2010	THE SOUTHERN COMPANY

By /s/Melissa K. Caen Melissa K. Caen Assistant Secretary

GEORGIA POWER COMPANY

By /s/Melissa K. Caen Melissa K. Caen Assistant Secretary